Exhibit 10.30

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is made and entered into effective as of October 27, 2014 (the “Amendment Effective Date”), between TOWER DEVELOPMENT INC., a Hawaii corporation, and LIFESTYLE RETAIL PROPERTIES LLC, a Hawaii limited liability company (each individually, a “Buyer” and collectively, “Buyers”) and KAUAI LAGOONS LLC, a Hawaii limited liability company, and MORI GOLF (KAUAI), LLC, a Delaware limited liability company (individually, a “Seller” and collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, Buyers and Sellers previously entered into that certain Purchase and Sale Agreement dated April 25, 2014 (the “Agreement”); and

WHEREAS, Seller and Buyer desire to amend the Agreement to reflect their agreement as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the premises hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers do covenant, stipulate and agree as follows:

1.        Recitals. The foregoing recitals are true and correct and are incorporated herein by reference. Capitalized terms herein not otherwise defined herein shall be defined as set forth in the Agreement.

2.        Timeshare Parcel. The parties hereby agree that Lot 9-E described on Exhibit “A” attached hereto (the “Timeshare Parcel”) shall be retained by Sellers on the Closing Date, with the closing and conveyance of the Timeshare Parcel to Buyers or their designee (the “Timeshare Closing”) to be set for April 30, 2015 unless a document memorializing the Alternative Arrangement (as defined below) is mutually executed by Sellers and Buyers on or before March 31, 2015; therefore, the Timeshare Parcel shall be excluded from the portion of the Property conveyed on the Closing Date, and all terms related to the parties’ rights and obligations with regard to the Timeshare Parcel shall be governed by the terms of this First Amendment. Buyers agree to pay on the Closing Date an additional nonrefundable deposit equal to ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (“Timeshare Nonrefundable Earnest Money”), which shall be released to Sellers in the event the Alternative Arrangement is not consummated between the parties and Buyers fail to close escrow on the Timeshare Parcel on or before April 30, 2015. All Closing Costs for the Timeshare Parcel shall be as stated in the Agreement. All Closing Documents and other Closing items required for the Timeshare Parcel Closing shall be as if the Timeshare Parcel Closing had occurred as originally required under the Agreement.

Promptly after the Closing, the parties hereby agree to negotiate the terms of a written agreement whereby, in lieu of Buyers’ acquisition of the Timeshare Parcel on the Closing Date (each of the following being referred to here as an “Alternative Arrangement”): (i) Buyers would acquire the Timeshare Parcel from the Seller thereof, develop the Timeshare Parcel pursuant to plans agreed to by the Buyers and such Seller, and then convey turn-key timeshare units to such Seller (or a designee thereof); or (ii) Seller retains title to the Timeshare Parcel and Buyers develop the Timeshare Parcel as turn-key timeshare units; or (iii) as otherwise agreed by the Buyers and the Seller of the Timeshare Parcel in writing. In the event the Buyers and the Seller of the Timeshare Parcel fail to enter into an Alternative Arrangement on or before March 31, 2015, then the contingency for Buyers’ obligation to acquire the Timeshare Parcel pursuant to the terms hereof automatically becomes null and void, and Buyers shall be obligated to acquire the Timeshare Parcel in accordance with the terms in Section 2 above. Sellers or Buyers may elect at any time to cease or discontinue discussions regarding an Alternative Arrangement for any reason or no reason. Until the Alternative Arrangement had been memorialized in writing and signed by both Buyers and the Seller of the Timeshare Parcel, neither party shall have any obligations to the other as it relates to any Alternative Arrangement.

The Timeshare Parcel shall continue to be included as part of the Property (as that term is defined in the Agreement), but for purposes of the portion conveyed to Buyers on the Closing Date, references to the “Property” shall exclude the Timeshare Parcel.

3.        Due Diligence. Buyers hereby acknowledge and agree that no additional due diligence period exists relating to the Timeshare Parcel, and that there are no contingencies in connection with the non-refundable nature of Buyers’ Timeshare Nonrefundable Deposit. Buyers further acknowledge and agree that Buyers have reviewed and approved the Title Commitment and Survey, and subject to the rights of Buyers set forth in Section 4(e), Buyers have waived all objections to the Title Commitment and Survey.

4.        Purchase Price Modification. Notwithstanding anything in the Agreement to the contrary, the Purchase Price paid by Buyers on the Closing Date for the portion of the Property acquired by Buyers on the Closing Date (i.e, all portions of the Property other than the Timeshare Parcel) shall be Forty Million and No/100 Dollars ($40,000,000). The Timeshare Parcel Purchase Price shall be Twenty Million and No/ 100 Dollars ($20,000,000) (“Timeshare Parcel Purchase Price”) and shall be paid by Buyers to Sellers pursuant to the terms of the this First Amendment consistent with the terms herein as if the Timeshare Parcel had been originally closed with the Property (the intent is that the same terms shall apply other than the timing of the close of escrow for the Timeshare Parcel, or as otherwise agreed to by the parties as set forth in Section 2 above).

5.        Access Easement. Buyers hereby acknowledge that the easement instrument attached hereto as Exhibit “B” shall be executed by the Seller named therein (the “Access Easement”) and shall be recorded in the appropriate public records office for the County of Kauai prior to the Closing Date. Buyers hereby acknowledge and agree to the recording of the Access Easement and acknowledge that it shall not form the basis for any title objections of Buyers pursuant to the terms of the Agreement.

6.        Modification to Section 1(o). Section 1(o) of the Agreement is hereby modified to delete in their entirety the following words from the end of that section: “, but reserving to Sellers the use of any such Entitlements to the extent related to the Seller’s Retained Property,” and to add to Section 1(o) the following new sentences:

Sellers will cooperate post-closing with Buyers’ reasonable requests to facilitate the formal governmental transfer of such Entitlements to Buyers, including reasonable assistance in processing the transfer applications at no cost or expense to Sellers. Notwithstanding anything in the Agreement to the contrary, if Buyers fail to timely acquire the Timeshare Parcel pursuant to the terms of the First Amendment, Buyers shall, at its sole cost and expense and within five (5) days after written request from Sellers, (i) re-assign to Sellers for use in connection with the Timeshare Parcel thirty-two (32) units of density pursuant to the Entitlements (the “Timeshare Entitlements”), and such assignment instrument shall be in substantially the same form and content as the instrument by which the Entitlements were assigned to Buyers by Sellers; and (ii) cooperate with Sellers’ reasonable requests to facilitate the formal governmental transfer of the Timeshare Entitlements back to Sellers, including reasonable assistance in processing the transfer applications at Buyers’ sole cost and expense. If Buyers default in their obligations to re-convey the Timeshare Entitlements to Sellers (or Sellers designees) as set forth herein, or any governmental approvals necessary for Buyers rec-conveyance of the Timeshare Entitlements back to Sellers are not obtained, Buyers shall pay Sellers the sum of $2,240,000 ($70,000 per unit multiplied by 32 units) within fifteen (15) days after Sellers’ written demand to Buyers therefor.

7.        Fiber Optic Easement. The parties hereby acknowledge and agree that the Fiber Optic Easement is not required by Sellers, and accordingly Section 7(a) of the Agreement and all other references to Fiber Optic Easements are hereby deleted from the Agreement in their entirety.

8.        Warranties. The parties hereby acknowledge and agree that there are no Warranties for Sellers to assign to Buyers, and accordingly Section 1(k)(2) of the Agreement and all other references to Warranties are hereby deleted from the Agreement in their entirety.

9.        Golf/Tennis Play Agreements. The parties hereby acknowledge and agree that the agreements listed on Exhibit “C” attached hereto and incorporated herein by this reference (collectively, the “Golf/Tennis Play Agreements”) are the operative golf and tennis play agreements relating to the Property and Seller’s Retained Property that will be in effect as of the Closing Date and that MORI Golf (Kauai), LLC (“MORI”) shall assign, and Buyers (or their designee) shall assume, all MORI’s rights, title, interest and obligations under those Golf/Tennis Play Agreements as of the Closing Date; provided, however that Sellers acknowledge that Buyers intend to renovate the existing golf course on the Property, and Sellers acknowledge and agree that Buyers shall have no liability under the Golf/Tennis Play Agreements to Sellers or in connection with the Timeshare Parcel during any temporary closure of golf course holes during such renovations. Sellers further acknowledge and agree that upon completion of the renovations of the golf course on the Property, Buyers shall have no obligation, to Sellers or in connection with the Timeshare Parcel, to provide any more than a single 18-hole golf course together with no fewer amenities than those amenities currently being provided by Sellers as of the Closing Date.

10.        Additional Easement. Sellers and Buyers shall negotiate in good faith to agree prior to Closing Date upon a commercially reasonable utility easement instrument (the “Utility Easement”) to effectuate the grant of easements to Sellers, to the Master Association and to the Kauai Lagoons Community Association, a Hawaii non-profit corporation, for certain potable water facilities, sewer facilities, electric facilities and fiber optic lines, and such Utility Easement shall be an additional closing deliverable pursuant to the terms of Sections 12 and 13 of the Agreement.

11.        Bill of Sale. Buyers hereby acknowledge that one or more bills of sale shall be executed by the Seller named therein in favor of the Master Association or the Kauai Lagoons Community Association, a Hawaii non-profit corporation (collectively, the “Association Bills of Sale”), and such Association Bills of Sale may be recorded by Sellers in the appropriate public records office for the County of Kauai prior to the Closing Date. Buyers hereby acknowledge and agree to the recording of the Association Bills of Sale and acknowledge that such action shall not form the basis for any title objections of Buyers pursuant to the terms of the Agreement.

12.        Buyers’ Default. Notwithstanding anything in the Agreement to the contrary, the parties hereby agree that if Buyers fail to timely close on the Timeshare Parcel after the parties fail to enter into the Alternative Arrangement, Sellers’ remedy against Buyers for such default shall not be limited to the retention of the Timeshare Nonrefundable Earnest Money, and Sellers shall have all other rights and remedies available to it at law and in equity for such default by Buyers, including without limitation, the right of specific performance and the right to monetary damages (including, without limitation, actual, consequential, and incidental damages).

13.        Effect of Amendment. All terms and conditions of the Agreement not modified by this First Amendment shall remain in full force and effect.

14.        Counterparts; Transmission. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of this executed First Amendment transmitted electronically or by telecopy (facsimile) may be relied upon by Sellers and Buyers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE(S) TO FOLLOW]

IN WITNESS WHEREOF, Buyers and Sellers have each executed this First Amendment or have caused it to be executed by a duly authorized officer, member or manager, as appropriate, to be effective on the date set forth above.

TOWER DEVELOPMENT INC.		KAUAI LAGOONS, LLC

By	/s/ Edward Bushor	By	/s/ Ralph Lee Cunningham
Printed:		Printed:	Ralph Lee Cunningham
Its:		Its	Vice President

LIFESTYLE RETAIL PROPERTIES LLC		MORI GOLF (KAUAI), LLC

By:	/s/ Edward Bushor	By	/s/ Ralph Lee Cunningham
Printed:		Printed:	Ralph Lee Cunningham
Its:		Its:	Vice President

EXHIBIT “A”

Legal Description of Timeshare Parcel

LEGAL DESCRIPTION OF LOT 9-E

All of that certain parcel of land (being a portion of Royal Patent No. 4480, Land Commission Award No. 7713, Apana 2, Part 1 to Victoria Kamamalu) situate at Kalapaki, District of Lihue, Island and County of Kauai, State of Hawaii, being Lot 9-E, as shown on Kauai County Subdivision File No. S-2010-11, being also a portion of Lot 9-A, as shown on Kauai County Subdivision File No. S-2008-02, and Lot 9-B, as shown on Kauai County Subdivision File No. S-2008-02.

Beginning at the West corner of this parcel of land, being the North corner of Lot 9-D, as shown on Kauai County Subdivision File No. S-2010-11, the coordinates of said point of beginning referred to Government Survey Triangulation Station “Kalepa” being 13,763.14 feet South and 4,749.46 feet East, and running by azimuths measured clockwise from true South:

1. 212° 50’	73.45 feet

along Lot 2-A, as shown on Kauai County Subdivision File No. S-2010-11;

2. 232° 53’	62.30 feet;

3. 242° 05’	104.59 feet;

4. 270° 00’	95.49 feet;

5. 271° 58’	246.16 feet;

6. 270° 40’	239.33 feet;

7. 248° 57’	70.57 feet;

8. 313° 14’	121.01 feet

along Lot 10-C, as shown on Kauai County Subdivision File No. S-2010-11;

9. 33° 40’	119.34 feet

along Lot 10-B, as shown on Kauai County Subdivision File No. S-2010-11;

10. 353° 00’	161.58 feet;

11. 301° 17’	15.56 feet;

12. 333° 06’ 30”	123.22 feet;

13. 316° 36’	198.36 feet;

14. 313° 43’ 30”	67.11 feet;

thence on a curve to the left with a radius of 42.00 feet, the chord azimuth and distance being:

15. 119° 34’ 01”	18.06 feet along Lot 2-A;

thence on a curve to the left with a radius of 285.00 feet, the chord azimuth and distance being:

16. 93° 01’ 06”	139.20 feet

along Lot 2-A and Road Lot E, as shown on Kauai County Subdivision File No. S-2010-11; thence on a curve to the right with a radius of 279.00 feet, the chord azimuth and distance being:

17. 89° 02’ 22”	98.40 feet along Road Lot E;

thence on a curve to the left with a radius of 361.00 feet, the chord azimuth and distance being:

18. 85° 46’ 07”	167.66 feet;

thence on a curve to the right with a radius of 280.62 feet, the chord azimuth and distance being:

19. 82° 35’ 10”	115.55 feet;

thence on a curve to the left with a radius of 323.00 feet, the chord azimuth and distance being:

20. 73° 47’ 25”	228.45 feet;

thence on a curve to the right with a radius of 279.00 feet, the chord azimuth and distance being:

21. 60° 48’ 46”	75.08 feet;

thence on a curve to the left with a radius of 421.00 feet, the chord azimuth and distance being:

22. 59° 12’ 14”	136.67 feet;

thence on a curve to the right with a radius of 359.00 feet, the chord azimuth and distance being:

23. 57° 35’ 12”	96.50 feet;

thence on a curve to the right with a radius of 179.00 feet, the chord azimuth and distance being:

24. 73° 08’ 50”	48.81 feet;

thence on a curve to the right with a radius of 5.00 feet, the chord azimuth and distance being:

25. 107° 51’ 18”	4.52 feet;

thence on a curve to the left with a radius of 45.00 feet, the chord azimuth and distance being:

26. 82° 02’ 04”	71.58 feet;

thence on a curve to the left with a radius of 5.00 feet, the chord azimuth and distance being:

27. 179° 00’ 47”	5.05 feet

along Lot 9-C, as shown on Kauai County Subdivision File No. S-2010-11;

28. 148° 41’	238.69 feet along Lots 9-C and 9-D;

thence on a curve to the right with a radius of 262.00 feet, the chord azimuth and distance being:

29. 170° 41’ 40”	196.39 feet along Lot 9-D;

30. 282° 42’ 20”	3.00 feet;

thence on a curve to the right with a radius of 259.00 feet, the chord azimuth and distance being:

31. 204° 51’ 10”	109.00 feet;

32. 217° 00’	152.46 feet;

33. 218° 43’ 30”	15.60 feet;

thence on a curve to the left with a radius of 23.00 feet, the chord azimuth and distance being:

34. 205° 50’ 16”	11.61 feet;

thence on a curve to the right with a radius of 37.00 feet, the chord azimuth and distance being:

35. 210° 35’ 20”	24.53 feet;

36. 229° 57’	18.00 feet;

thence on a curve to the right with a radius of 37.00 feet, the chord azimuth and distance being:

37. 249° 18’ 42”	24.53 feet;

thence on a curve to the left with a radius of 23.00 feet, the chord azimuth and distance being:

38. 254° 03’ 37”	11.61 feet;

thence on a curve to the right with a radius of 259.00 feet, the chord azimuth and distance being:

39. 240° 56’ 31”	13.70 feet;

40. 150° 54’	25.40 feet;

41. 122° 29’	50.91 feet to the point of beginning.

EXHIBIT “B”

Access Easement

Return by Mail ( ) Pickup ( ) To:

This document contains pages

Tax Map Key No.: (4) 3-5-001-027, 174 and 220

GRANT OF EASEMENTS AU-2 AND FLOWAGE EASEMENTS AND

CANCELLATION OF EASEMENT A

THIS GRANT OF EASEMENT is made as of July 1, 2014 by and among, MORI GOLF (KAUAI), LLC, a Delaware limited liability company and KAUAI LAGOONS LLC, a Hawaii limited liability company (the “Grantor”), the address of which is 3351 Hoolaulea Way, Suite 201, Kalapaki Beach, Lihue, Hawaii 96766 and ASSOCIATION OF OWNERS OF KALANIPU’U CONDOMINIUM, a Hawaii nonprofit corporation, the address of which is 3351 Hoolaulea Way, Suite 201, Kalapaki Beach, Lihue, Hawaii 96766 (the “Grantee”) and KAUAI LAGOONS COMMUNITY ASSOCIATION, a Hawaii nonprofit corporation, the address of which is 3351 Hoolaulea Way, Suite 201, Kalapaki Beach, Lihue, Hawaii 96766 (the “Master Association.”)

A.	RECITALS:

1.        Grantor is the owner of the property described as Lot 2-A and Lot 9-E described in that certain Surveyor’s Letter of Certification concerning Kaua’i County Subdivision File No. S-2010-11 recorded in the Bureau of Conveyances of the State of Hawaii June 6, 2011 as Document No. Doc. 2011-089678, which description is incorporated by reference in this Agreement (the “Burdened Property”).

2.        Grantee is the Association of owners of the condominium units in the Kalanipu’u Condominium created by Declaration of Condominium Property Regime of Kalanipu’u Condominium recorded as Document No. 2008-040614 (the “Condominium Declaration”)

together with the Bylaws of the Association of Owners of Kalanipu’u Condominium recorded as Document No. 2008-040615 and Condominium File Plan No. 4598 located on the property described in Exhibit “A” to said Declaration as amended, which description is incorporated by reference in this agreement (the “Benefited Property”.)

3.        The Burdened Property and the Benefited Property are within Kauai Lagoons as defined in the Declaration of Covenants, Conditions and Restrictions for Kauai Lagoons recorded March 18, 2008 as Land Court Document No. 3723797 and recorded March 14, 2008 as Regular System Document No. 2008-040613 as amended (the “Master Declaration”.)

4.        The Master Association operates the Area of Common Responsibility, as defined in the Master Declaration, at Kauai Lagoons.

5.        Kauai Lagoons LLC is the “Developer” as defined in the Condominium Declaration and the “Declarant” as defined in the Master Declaration.

6.        When created, Kalanipu’u Condominium had immediate access to Easement A (Kauai Subdivision S-2007-22). By Kauai Subdivision S-2008-2 Easement AU-2 was created to provide immediate access to Kalanipu’u Condominium and said Easement A was cancelled. Easement AU-2 is located on the Burdened Property.

7.        Kalanipu’u Condominium requires a non-exclusive flowage easement over the Burdened Property and Grantor is willing to grant said flowage easement (the “Flowage Easement.”) The Flowage Easement has also been granted to the Master Association as part of the Area of Common Responsibility.

B.	GRANT:

NOW, THEREFORE, the Grantor, for one dollar ($1.00), and other valuable consideration paid by the Grantee to the Grantor, the receipt of which is acknowledged, and subject to the terms, conditions and covenants contained in this on the part of the Grantee to be observed and performed, now grants to the Grantee a perpetual, non-exclusive easement over, under, through and across:

(A)        Easement AU-2 for road, utility and pedestrian access purposes, as described in Surveyor’s Letter of Certification (Large Lot) recorded October 14, 2008 as Document 2008-158879 as amended by Amended Surveyors Letter of Certification Large Lot Sub recorded February 2, 2009 as Document 2009-014256 concerning Kaua’i County Subdivision File No. S-2008-2;

(B)        An easement for flowage of storm and surface waters over and across the portions of the Burdened Property that lie Makai of Lot 10-B as described in the Condominium Declaration, and including without limitation the flowage of such waters through Easement L-9 described in said Surveyor’s Letter for Subdivision File No. S-2010-11 into Drainage Basin DB-5A described in said Surveyor’s Letter, excepting and reserving, however, unto Grantor and its successors and assigns, the right to control, direct and contain within said easement area the flowage of such waters.

TO HAVE AND TO HOLD THE SAME unto the Grantee, its successors and assigns, as an easement for the benefit of the Benefited Property subject to the terms and conditions herein set forth.

C.	COVENANTS AND AGREEMENTS OF THE GRANTOR AND THE GRANTEE:

The Grantor and the Grantee, in consideration of said grant of easements, covenant and agree as follows:

1.    As to Easement AU-2.

a.        In the event the area of Easement AU-2 is dedicated to the County of Kauai the grant of easement shall automatically terminate.

b.        The Master Association shall be responsible to maintain, repair and replace the improvements of Easement AU-2, to the extent that they are not owned by a utility company, as provided for Areas of Common Responsibility under the Master Declaration.

c.        Grantor shall have the right to relocate the easement area from time to time at the sole cost and expense of the Grantor, provided that the relocation shall be performed with as little disruption to the Grantee and the occupants of the Benefited Property as reasonably possible. The Grantor shall cause an amendment to this agreement to be prepared and recorded to document the new location of the easement area and at the request of the Grantor the Grantee and the Master Association shall execute the amendment.

2.    As to the Flowage Easement:

a.        Except for the right to control, direct and contain the flowage of said storm and surface waters as hereinabove expressly reserved by Grantor, Grantor shall not obstruct the flowage of such waters discharged from said Lot 10-B and Grantor shall keep and maintain said easement area free and clear of any structures, plantings, and debris which might divert, retard or obstruct the free flowage of said storm and surface waters.

b.        That Grantor, and its successors and assigns, shall make no claim against Grantee or the owners of the units in Kalanipu’u condominium for any damage to said easement area or improvements surrounding or upon the same resulting from the discharge of waters over and across said easement area as aforesaid.

3.    Surrender of Rights in Easement A.  In consideration of the grant of Easement AU-2, Kauai Lagoons LLC, in its capacity as Developer of Kalanipu’u Condominium and pursuant to its reserved rights under the Condominium Declaration including its Section 23.5 cancels and surrenders any rights over said Easement A.

4.    Generally.

a.        The parties shall observe and perform all laws, ordinances, rules and regulations now or hereafter made by any governmental authority applicable to the exercise of their respective rights and obligations under this Agreement.

b.        Neither the Grantor nor the Grantee shall commit or suffer or permit to be committed or suffered any waste, nuisance, strip or unlawful or improper use of the easement areas.

c.        If the Burdened Property is resubdivided then only the lot or lots on which the respective easements are located shall thereafter be the Burdened Property with respect to such easement and at the request and at the expense of the Grantor this Agreement will be amended to replace the description of the Burdened Property.

5.    Parties.  This Grant of Easement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

6.    Counterparts.  The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

The Grantor, the Grantee and the Master Association have signed this instrument as of the date first referenced above.

GRANTOR: MORI GOLF (KAUAI), LLC		GRANTEE: ASSOCIATION OF OWNERS OF KALANIPU’U CONDOMINIUM

By		By
	Daniel B. Zanini Vice President		Name: Title:

GRANTOR: KAUAI LAGOONS LLC		MASTER ASSOCIATION: KAUAI LAGOONS COMMUNITY ASSOCIATION

By		By
	Daniel B. Zanini		Name:
	Vice President		Title:

STATE OF FLORIDA COUNTY OF ORANGE	) ) )	SS.

On this              day of                         , 2014, before me personally appeared                                 , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public, State of Florida

Printed Name:

My commission expires:

(Official Stamp or Seal)

MORI Golf (Kauai), LLC

STATE OF FLORIDA COUNTY OF ORANGE	) ) )	SS.

On this              day of                         , 2014, before me personally appeared                                     , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public, State of Florida

Printed Name:

My commission expires:

(Official Stamp or Seal)

Association of Owners of Kalanipu`u Condominium

STATE OF FLORIDA COUNTY OF ORANGE	) ) )	SS.

On this              day of                     , 2014, before me personally appeared                         , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public, State of Florida

Printed Name:

My commission expires:

(Official Stamp or Seal)

Kauai Lagoons LLC

STATE OF FLORIDA COUNTY OF ORANGE	) ) )	SS.

On this              day of                         , 2014, before me personally appeared                             , to me personally known, who, being by me duly sworn or affirmed, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public, State of Florida

Printed Name:

My commission expires:

(Official Stamp or Seal)

Kauai Lagoons Community Association

EXHIBIT “C”

Golf/Tennis Play Agreements

1.        Kauai Lagoons Resort Golf and Tennis Play Agreement dated August 3, 1994 between Kauai Lagoons Resort Company, Ltd. (to which MORI Golf (Kauai), LLC is the successor in interest under this document) and Marriott Kauai, Inc. (to which HPTMI Hawaii, Inc. is the successor in interest under this document), as amended by that certain First Amendment to Kauai Lagoons Resort Golf and Tennis Play Agreement dated January 1, 2008.

2.        Kalanipu’u Vacation Owners Association Preferred Golf Fee Agreement dated June 1, 2010 between Kalanipu’u Vacation Owners Association and MORI Golf (Kauai), LLC, as amended by First Amendment to Kalanipu’u Vacation Owners Association Preferred Golf Fee Agreement dated October 14, 2011.

3.        Kalanipu’u Founding Members Golf Play Agreement dated April 15, 2010 between Kauai Lagoons, LLC and MORI Golf (Kauai), LLC.